Exhibit 99.1

MIRATI THERAPEUTICS ANNOUNCES ADVANCEMENT OF FIRST-IN-CLASS OPPORTUNITIES WITH SITRAVATINIB AND KRAS INHIBITOR PROGRAMS

•	Sitravatinib immuno-oncology program to be accelerated following encouraging clinical efficacy data previously reported for sitravatinib in combination with nivolumab

•	KRAS program advances with orally-active, mutation-selective clinical lead and backups; IND submission anticipated in 2018

•	Glesatinib development deprioritized to focus resources on most promising programs with greater market potential

SAN DIEGO - November 13, 2017 - Mirati Therapeutics, Inc. (Nasdaq: MRTX) (the Company or Mirati), a clinical-stage targeted oncology company, today announced that it is reprioritizing its development programs to capitalize on encouraging data and development opportunities in its sitravatinib and KRAS programs. In addition, the Company announced that it has selected a clinical lead and backup compounds in its KRAS program that potently target KRAS G12C mutations. An Investigational New Drug (IND) Application submission is expected by the fourth quarter of 2018. The Company also announced it will deprioritize further investment in glesatinib and will pursue opportunities to partner the program. The reallocation of resources will support the acceleration and expansion of the sitravatinib and KRAS programs and is expected to provide funding for operations into late 2019.

“We are very encouraged by the early results from our sitravatinib immuno-oncology program. The combination of sitravatinib and nivolumab has demonstrated durable responses and prolonged stable disease in patients with non-small cell lung cancer that have documented progression on prior checkpoint therapy. This is a patient population with poor prognosis and limited treatment options. We are focusing on accelerating this promising opportunity with sitravatinib and advancing our potentially first-in-class KRAS program, both of which address large underserved patient populations with significant market potential,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer.

Program updates the Company expects to provide in 2018 include:

•	Phase 2 data from the immuno-oncology combination of sitravatinib and nivolumab in patients with checkpoint refractory non-small cell lung cancer (NSCLC) by mid-2018.

•	Advancement of the potentially first-in-class KRAS G12C inhibitor program to an IND submission by the fourth quarter of 2018.

•	Phase 1b proof-of-concept data from the study of sitravatinib as a single agent in genetically selected patients with NSCLC and other solid tumors by mid-2018.

•	Phase 2 data from the immuno-oncology combination of mocetinostat and durvalumab in patients with checkpoint refractory NSCLC in the first quarter of 2018.

Mirati’s Development Programs

Sitravatinib

Sitravatinib is a spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being tested in combination with the anti-PD-1 checkpoint inhibitor, nivolumab (OPDIVO®), in NSCLC patients who have experienced documented disease progression following treatment with a checkpoint inhibitor. The majority of NSCLC patients either do not respond to checkpoint therapy or experience disease progression following treatment. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation.

As previously reported at the IASLC 18th World Conference on Lung Cancer, initial data from the ongoing Phase 2 study of sitravatinib in combination with nivolumab included three confirmed Partial Responses (PRs) in the first 11 evaluable patients. Eight of these patients exhibited tumor reduction. Seven patients (including all three patients with PRs) remained on study, with treatment duration ranging from four months to 10.5 months. These initial results are encouraging and may extend to other tumor types, including renal cell, bladder and liver cancer, where checkpoint inhibitors have demonstrated efficacy that may potentially be expanded by combining with sitravatinib. The Company plans to provide an update on the first two stages of this trial in up to 34 patients by mid-2018.

Sitravatinib is also being evaluated as a single agent in a Phase 1b expansion trial enrolling patients whose tumors harbor CBL, CHR4Q12 and RET genetic alterations in NSCLC and other tumor types. In the ongoing Phase 1b study of sitravatinib as a single agent, an objective response with tumor reduction of 77% was observed in the first evaluable NSCLC patient with a CBL mutation. The Company continues to enroll patients in this trial to confirm this early promising activity and will provide a further update across all cohorts by mid-2018.

KRAS Program Advancing Towards IND in 2018

The Company has selected a clinical lead and backup compounds for advancement to IND in its potential first-in-class KRAS program. The KRAS program emerged from a joint drug discovery collaboration with Array BioPharma, where over 100 co-crystal structures provided critical insight toward the design of potent and selective KRAS inhibitors. The clinical lead and backups are orally-available small molecule inhibitors of KRAS G12C mutations, with potencies of 1 to 20 nM (cellular IC50) and selectivity of greater than 1,000-fold for target inhibition in tumor cells harboring KRAS G12C mutations compared with cells exhibiting wild-type KRAS. In addition, the clinical lead and backups demonstrated complete regression of KRAS G12C-positive tumors implanted in mice. IND-enabling preclinical studies are underway, and an IND submission is expected by the fourth quarter of 2018, with early clinical proof-of-concept anticipated in 2019.

Historically, KRAS has been extremely difficult to directly inhibit due to its high affinity for GTP, and its lack of a defined binding pocket. Tumors characterized by KRAS mutations are commonly associated with poor prognosis and resistance to therapy. KRAS G12C driver mutations occur in approximately 14% of NSCLC adenocarcinoma patients and 5% of colorectal cancer patients, who have few treatment options. The Company’s KRAS program has the potential to be the first direct inhibitor of this important and challenging tumor driver mutation.

Mocetinostat

Mocetinostat is a selective Class I and IV HDAC inhibitor. Inhibition of histone acetylation is predicted to enhance the recognition of tumor cells by anti-tumor T cells and reverse immunosuppressive factors in the tumor microenvironment. The Company is conducting a Phase 2 study of mocetinostat in combination with durvalumab (IMFINZI™) in NSCLC patients who have experienced disease progression after prior treatment with checkpoint inhibitor therapy. Patients are stratified into two cohorts based upon their best response to prior checkpoint therapy. Stage 1 of the study is currently enrolling nine patients in each cohort. As previously reported, one cohort has already met the prespecified criteria for expansion into stage 2 with at least one confirmed partial response. The Company will provide an update on this trial in the first quarter of 2018.

Glesatinib
Glesatinib has demonstrated clinical activity and acceptable tolerability in MET-altered NSCLC patients. However, in light of superior investment opportunities in its pipeline, the Company will suspend further investment in glesatinib and will pursue opportunities to partner the program. The Company intends to present glesatinib data at a future medical conference.

LSD1 Preclinical Program
The Company has elected to suspend further development of its preclinical LSD1 inhibitor program as part of its reprioritization. In light of superior investment opportunities in its pipeline, the Company will seek a partner to continue development of the program.

About Mirati Therapeutics
Mirati Therapeutics is a clinical-stage biotechnology company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer. This approach is transforming the treatment of patients by targeting the genetic changes in tumor cells that result in uncontrolled tumor growth and migration. Mirati’s precision oncology programs seek to treat the patients most likely to benefit from targeted oncology treatments and are driven by drugs that target very specific genetic mutations, directed by genomic tests that identify patients who carry those driver mutations. Mirati’s immuno-oncology programs are novel small molecule drugs designed to enhance and expand the efficacy of checkpoint inhibitors when given in combination. In addition to its clinical programs, Mirati has active discovery research efforts focused on novel oncology targets. The promise of these approaches includes potentially better patient outcomes, more efficient cancer treatment and faster drug development. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of the Company that are not historical facts may be considered "forward-looking statements," including, but not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology. Forward-looking statements are based on current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from the expectations set forth in the forward-looking statements. Such risks and uncertainties include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the United States Securities and Exchange Commission. Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contact:
Temre Johnson
Mirati Therapeutics Inc.
Senior Manager, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com